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                                                                      EXHIBIT 15
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                        THE NAVELLIER PERFORMANCE FUNDS

                          RULE 12b-1 DISTRIBUTION PLAN

     This distribution plan (the "Rule 12 b-1 Distribution Plan" or the "Plan"), has been adopted by The Navellier Performance Funds, a registered open-end investment company organized as a Delaware Business Trust (the "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                 W H E R E A S
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     The Fund presently distributes its shares of capital stock through a contractual arrangement with a principal distributor, Navellier Securities Corp. (the "Principal Distributor"), duly qualified to act on behalf of the Fund in such capacity, which contract has been approved by the Fund's Board of Trustees in accordance with requirements of the Act (the "Distribution Agreement"). Pursuant to the Distribution Agreement, the Principal Distributor may enter into service agreements ("Service Agreements") with certain securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization") for distribution and promotion of, administration of, and servicing investors in, the Fund's shares.

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     Under this proposal, the Fund and its Investment Advisor (the "Advisor")
may from time to time and from their own funds or from such other resources as may be permitted by rules of the Securities and Exchange Commission, make payments as defined in Section 2 hereof ("Service Payments") to Service Organizations for distribution and service assistance as defined in Section 3 hereof ("Distribution and Service Assistance").

     In voting to approve the Plan and related Service Agreement, the Board requested and evaluated such information as it deemed necessary to an informed determination and has concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan will benefit the Fund and its shareholders.

     NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts this Plan under the Act:

     1. The Distributor shall act as distributor of the Fund's shares pursuant to the Distribution Agreement and shall receive from the Fund an annual 12b-1 fee, payable monthly, of 0.25% of the average daily net assets of the applicable Portfolio(s). The Distributor may enter into Service Agreements with Service Organizations for Distribution and Service Assistance.

     2. The Fund shall pay all costs and expenses in connection with the preparation, printing and distribution of the Fund's prospectuses, shareholder reports, statements of additional information and financial statements for its current shareholders.

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     3.   (a) There shall be paid periodically to the Distributor or one or more Service Organizations a Service Payment in respect of the Fund's shares owned by shareholders for whom the Distributor or Service Organization is the dealer of record or holder of record, or owned by shareholders for whom the Distributor or Service Organization provides Distribution and Service Assistance ("Clients"). Service Payments shall be paid by the Fund, or the Fund shall reimburse the Principal Distributor, in full, for Service Payments made to a Service Organization, in an amount not exceeding .25 of 1% of the average daily net asset value of the Fund's shares owned by Clients during the period Service Payments are being made to the Service Organization. The Service Payments are subject to compliance by the Service Organization and the Principal Distributor with the terms of the Service Agreement between the Service Organization and the Principal Distributor.

          (b) For the purposes of determining the Service Payment payable to a Service Organization, the value of the Fund's net assets shall be computed in accordance with the Fund's prospectus as amended from time to time.

          (c) Distribution and Service Assistance, as defined in this Plan, shall include, but not be limited to, inter alia, (i) formulating and
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implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (ii) arranging and contracting for the preparation and printing of prospectuses, statements of additional information for prospective

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investors, sales literature and the mailing and distribution thereof; (iii)
procuring, evaluating and providing to the Fund such information, analyses and opinions with respect to marketing and promotional activities as the Fund may, from time to time, reasonably request; (iv) providing office space and equipment, telephone facilities and dedicated personnel as is necessary to provide the services hereunder; (v) answering Client inquiries regarding the Fund and assisting Clients in changing dividend options, account designations and addresses; (vi) performing subaccounting; (vii) establishing and maintaining Client accounts and records; (viii) processing purchase and redemption transactions; (ix) providing automatic investment in Fund shares of Client cash account balances; (x) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by the Service Organization; and (xi) arranging for bank wires and such other services as the Fund may request, to the extent that the Service Organization is permitted by applicable statute, rule or regulation. Anything stated herein to the contrary notwithstanding and subject to the rules and regulations of the Act, any Service Payments made pursuant to this Plan shall cover any series or class of shares of capital stock of the Fund as to which the Plan is effective.

          (d) In each year that this Plan remains in effect, the Distributor of the Fund and/or the Manager shall prepare and furnish to the Board of Trustees of the Fund and the Trustees shall review, at least quarterly, written reports,

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complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and purposes for which such expenditures were made.

     4. The Fund will allocate the amounts expended by it under the Plan to each series or class of securities of the Fund as to which the Plan is effective in the proportion that the average daily net asset values of such series or class of securities bears to the average daily net assets of all such series or classes of securities as to which the Plan is effective.

     5. The Plan shall become effective upon approval by (a) a vote of (i) the Fund's Board of Trustees and (ii) the Qualified Trustees (as defined in Section 8 hereof), cast in person at a meeting called for the purpose of voting thereon, and (b) with respect to any series or class of securities of the Fund, at least a majority vote of the outstanding voting securities of such series and class of the Fund, as defined in Section 2(a)(42) of the Act.

     6. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan is approved at least annually by a vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such Plan. This Plan may not be amended in order to increase materially the amounts to be expended in accordance with Sections 2 and 3(a) hereof without approval of each series or class of securities affected in accordance with Section 5 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the

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Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

     7. This Plan may be terminated at any time by a majority vote of the Trustees who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Fund ("Independent Trustees") and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees") or with respect to any series or class of securities of the Fund, by vote of a majority of the outstanding voting securities of such series or class of the Fund, as defined in Section 2(a)(42) of the Act.

     8. While this Plan shall be in effect, the selection and nomination of the Independent Trustees of the Fund shall be committed to the discretion of the Independent Trustees then in office.

     9. Any termination or noncontinuance of a Service Agreement by the Principal Distributor with a particular Service Organization shall have no effect on similar agreements between the Principal Distributor and other Service Organizations.

     10. The Distributor is not obligated by this Plan to execute a Service Agreement with a qualifying Service Organization nor is it required to pay all or any portion of the 12b-1 fee to any service organization. The Distributor shall be entitled to retain the entire amount of the 12b-1 fee (to the extent it is entitled to such fee) attributable to its promotional efforts and/or services it provides to clients it obtained for the Fund.

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     11.  The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

Dated:    October 17, 1995
                              THE NAVELLIER PERFORMANCE FUNDS


                              By /s/ Louis Navellier
                                -----------------------------
                                Louis Navellier, Trustee



                              By /s/ Barry Sander
                                -----------------------------
                                Barry Sander, Trustee



                              By /s/ Joel Rossman
                                -----------------------------
                                Joel Rossman, Trustee



                              By /s/ Arnold Langsen
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                                Arnold Langsen, Trustee



                              By /s/ Jacques Delacroix
                                -----------------------------
                                Jacques Delacroix, Trustee

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